AGREEMENT REACHED IN CINCINNATI BELL “SAY ON PAY” LAWSUIT

Cincinnati Bell, Inc. has approved a proposed settlement of the In re Cincinnati Bell, Inc. Derivative Litigation, currently pending before the Hamilton County Court of Common Pleas. The lawsuit arises out of the shareholder's “say on pay” vote taken at Cincinnati Bell's May 2011 annual meeting. The Dodd-Frank Wall Street Reform and Consumer Protection Act signed into law in July, 2010, requires that all public companies solicit an advisory shareholder vote on executive compensation.
According to Phillip R. Cox, Chairman of Cincinnati Bell's Board of Directors, “The proposed settlement includes features which will clarify the Company's executive compensation policies and which will more clearly communicate these policies to our shareholders. Importantly, the changes represented by this agreement should better assist our shareholders' understanding of how these policies are applied to covered employees.”
One of Plaintiffs' Counsel, Ed Korsinsky, adds that: “The longer-term and perhaps most important aspect of the settlement is that it provides a binding agreement that executive compensation decisions remain consistent with the Company's pay for performance philosophy and that the Board of Directors will continue to clearly articulate the Company's philosophy to its shareholders.” As part of this settlement, Cincinnati Bell will, among other things, reaffirm its pay for performance practice and provide for an annual discussion of its philosophy related to executive compensation.
The Settlement Agreement will be presented to the Hamilton County Court of Common Pleas for preliminary approval and a hearing will then be scheduled for final approval.